Exhibit 15.1

US Ecology, Inc.

Boise, ID

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of US Ecology, Inc. and subsidiaries for the three-month periods ended March 31, 2013 and 2012, and have issued our report dated April 30, 2013. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, is being incorporated by reference in this Amendment No. 1 to Registration Statement No. 333-187003 on Form S-4.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Boise, ID

April 30, 2013